SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                         Michigan Heritage Bancorp, Inc.
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                                (Name of Issuer)

                           Common Stock, No Par Value
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                         (Title of Class of Securities)

                                    59451T106
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                                 (CUSIP Number)

                                December 31, 2002
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            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59451T106                    13G
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1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Philip J. Timyan
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [X]

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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               5.    SOLE VOTING POWER

                     112,736 shares
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  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            112,736 shares
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      112,736 shares
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [_]


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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.57%
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12.   TYPE OF REPORTING PERSON*

      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

      Item 1(a). Name of Issuer:

      Michigan Heritage Bancorp, Inc.

      Item 1(b). Address of Issuer's Principal Executive Offices:

      28300 Orchard Lake Road
      Suite 200
      Farmington Hills, MI 48334

      Item 2(a). Name of Person Filing:

      This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Philip J. Timyan. See Item 4 below.

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

      c/o Riggs Partners
      w 4324 Central Avenue
      Western Springs, Illinois 60558

      Item 2(c). Citizenship:

      Mr. Timyan is a United States Citizen.

      Item 2(d). Title of Class of Securities:

      Common Stock, no par value

      Item 2(e). CUSIP NUMBER:

      59451T106

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)   |_|   Broker or dealer registered under Section 15 of the Act.

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

(d)   |_|   Investment Company registered under Section 8 of the Investment
            Company Act.

(e)   |_|   Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)(E).

(f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with Sec.
            240.13d-1(b)(1)(ii)(F).

(g)   |_|   Parent holding company, in accordance with Sec. 240.13d-1(b)(ii)(G).

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act.

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)   |_| Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Sec. 240.13d01(c), check this box |X|

Item 4. Ownership.

      (a)   Amount beneficially owned:

            112,736 (comprised of shares held by Riggs Qualified Partners, LLC, a Delaware limited liability company of which Mr. Timyan is managing member).

      (b)   Percent of class:

            7.57%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote               112,736

            (ii)  Shared power to vote or to direct the vote                   0

            (iii) Sole power to dispose or to direct the
                  disposition of                                         112,736

            (iv)  Shared power to dispose or to direct the
                  disposition of                                               0

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      As described in Item 4(a) above, the shares reported herein are held by Riggs Qualified Partners, LLC, the managing member of which is Mr. Timyan. Accordingly, Riggs Qualified Partners, LLC has the right to receive dividends and sale proceeds from such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.


                                                     February 4, 2003
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                                                          (Date)


                                                   /s/ Philip J. Timyan
                                        ----------------------------------------
                                                       (Signature)


                                                     Philip J. Timyan
                                        ----------------------------------------
                                                      (Name/Title)